SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2005

Great Plains Ethanol, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	333-56368	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Avenue Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On March 1, 2005, Great Plains Ethanol, LLC, a South Dakota limited liability company (“Great Plains”), entered into a third amended standby letter of credit with Northwestern Energy Corporation (“Northwestern”) for $1,125,000, a third amended line of credit with Home Federal Bank for $1,125,000 and a third amended compensation agreement with various guarantors for $1,125,000. All of these amendments were made pursuant to a Natural Gas Distribution Delivery Agreement entered into with Northwestern on September 2, 2002. Under the Natural Gas Distribution Delivery Agreement, Northwestern requires that Great Plains use a minimum amount of natural gas annually to cover Northwestern’s costs of constructing a natural gas pipeline to Great Plains’ plant.

To protect against a minimum amount of natural gas not being used, Northwestern required that Great Plains provide security in the form of a standby letter of credit. Great Plains obtained the standby letter of credit from Home Federal Bank of Sioux Falls, South Dakota, which was then issued to Northwestern. To satisfy the terms of the standby letter of credit, Great Plains entered into a line of credit with Home Federal. The interest rate on the line of credit is equal to prime, as published by the Wall Street Journal, plus 2.0%.  In the event Northwestern draws on the standby letter of credit, an equal amount is drawn on the line of credit at which time it becomes a liability of Great Plains. To date, Northwestern has not drawn on the standby letter of credit as more than the minimum amount of natural gas has been used under the Natural Gas Distribution Delivery Agreement. In addition, six individuals agreed to renew their personal guarantees on the line of credit which, in consideration of their guarantees, Great Plains agreed to compensate them annually at 2% of the amount of their guarantee. The new maturity or expiration for all the agreements is March 1, 2006.  The amended agreements will be filed as an exhibit to Great Plains’ next periodic report.

Item 1.02.              Termination of a Material Definitive Agreement

On March 1, 2005, in connection with Great Plains’ entry into the amended agreements described in Item 1.01 above, Great Plains terminated the second amended standby letter of credit agreement, the second amended line of credit and the second amended compensation agreement, all dated February 25, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: March 9, 2005	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer